Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated July 23, 2009, with respect to the consolidated financial statements and schedule and internal control over financial reporting included in the Annual Report of Immucor, Inc. (the “Company”) on Form 10-K for the year ended May 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of the Company on Forms S-8 (file numbers 333-131399, 33-41406, 33-49882, 033-62097, 333-90552, 333-109210, and 333-131902).

/s/ GRANT THORNTON LLP

Atlanta, Georgia

July 23, 2009